UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 22, 2013

Revel AC, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

333-183492	27-4853856
(Commission File Number)	(IRS Employer Identification No.)

500 Boardwalk Atlantic City, New Jersey	08401
(Address of Principal Executive Offices)	(Zip Code)

(609) 572-6065

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (c) On February 17, 2013, the board of directors and sole members of Revel AC, Inc. (the “Company”) and certain of its direct and indirect subsidiaries (together with the Company, the “Companies”) appointed Dennis E. Stogsdill, age 42, to serve as Chief Restructuring Officer (“CRO”) of the Companies, subject to regulatory approval. On February 22, 2013, Mr. Stogsdill’s petition for temporary key licensure with the New Jersey Casino Control Commission was approved and he was appointed as the CRO of the Companies.

Mr. Stogsdill was appointed CRO in connection with the restructuring announced by the Company on February 19, 2013 (the “Restructuring”), and the Company’s engagement of Alvarez & Marsal North America, LLC (“A&M”) as its restructuring advisor. A press release regarding the Restructuring and the Restructuring Support Agreement were previously reported on a Form 8-K dated February 19, 2013.

In his position as CRO, Mr. Stogsdill will (A) subject to supervision by the Company’s Chief Executive Officer, perform certain activities and services customarily performed by a chief financial officer, including without limitation having control over (i) the treasury and cash management functions of the Companies, and (ii) the development of any short-term cost reduction programs or cash conservation measures with respect to the Companies and any underlying analysis thereof, and (B) perform analyses with respect to any elements of the restructuring process with respect to the Companies. Alan Greenstein will remain the Company’s Chief Financial Officer and Senior Vice President of Finance focused on accounting operations including credit, cashiering and regulatory reporting and compliance but will not have responsibility over certain matters customarily performed by a chief financial officer.

Over the past five years, Mr. Stogsdill has served as a Managing Director of A&M. Mr. Stogsdill does not have any family relationships with any of the Company’s directors or officers. Mr. Stogsdill and his team will serve as independent contractors to the Companies and will report to the Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEL AC, INC.

By:	/s/ Kevin DeSanctis
	Name:	Kevin DeSanctis
	Title:	Chief Executive Officer

Date: February 28, 2013